Exhibit 99.1

Staffing 360 Solutions Reports First Quarter 2019 Results

Reports First Ever Net Income Positive

4.9% Organic Growth

NEW YORK, April 30, 2019 - Staffing 360 Solutions, Inc. (NASDAQ: STAF), a company executing an international buy-integrate-build strategy through the acquisition of staffing organizations in the United States and the United Kingdom, today announced its Fiscal 2019 first quarter results.

Q1 2019 Highlights

•	Revenue grew by 32.3% to $73.8 million, from $55.8 million in Q1 ’18, including organic growth of 4.9%
•	Gross profit grew by 4.6% to $12.1 million, from $11.6 million in Q1 ’18
•	Gross margin was 16.4% compared with 20.8% in Q1 ’18
•	Income from operations of $0.7 million compared with a loss from operations of $0.4 million in Q1 ’18
•	Net income of $0.2 million compared with net loss of $1.3 million in Q1 ’18
•	EBITDA grew 77.2% to $3.1 million, from $1.8 million in Q1 ’18
•	Adjusted EBITDA grew 26.2% to $2.0 million, from $1.6 million in Q1 ’18

Brendan Flood, Chairman and Chief Executive Officer said, “The Company’s first ever report of positive net income is a tremendous milestone for us. It’s a reflection of a major success point on the long road we’ve been on and heralds the beginning of a new chapter for Staffing 360 Solutions.”

Use of Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA are non-GAAP financial measures.  Other companies may have different definitions of these non-GAAP financial measures, and as a result they may not be comparable with non-GAAP financial measures provided by other companies. EBITDA and Adjusted EBITDA are calculated in a manner consistent with that shown in the table at the end of this press release and should not be considered alternatives to measurements required by U.S. GAAP, such as net revenue, operating profit or net income, and should not be considered a measure of the Company’s liquidity.

The Company uses these non-GAAP financial measures, among several other metrics, to assess and analyze its operational results and trends. The Company also believes these measures are useful to investors because they are common operating performance metrics as well as metrics routinely used to assess potential enterprise value.

Conference Call

The Participant Dial-In Number for the conference call is 323-701-0225. Participants should dial in to the call at least five minutes before 9:00am ET May 1, 2019. The call can also be accessed "live" online at http://public.viavid.com/index.php?id=134281. A replay of the recorded call will be available for 90 days on the Company's website (http://www.staffing360solutions.com/res.html). You can also listen to a replay of the call by dialing 1-844-512-2921 (international participants dial 1-412-317-6671) starting May 1, 2019, at 7:30pm ET through May 8, 2019 at 11:59 pm ET. Please use PIN Number 2251753.

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. is engaged in the execution of an international buy-integrate-build strategy through the acquisition of domestic and international staffing organizations in the United States and United Kingdom. The Company believes that the staffing industry offers opportunities for accretive acquisitions that will drive its annual revenues to $500 million. As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering, IT, and Light Industrial staffing space. For more information, please visit: www.staffing360solutions.com. Follow Staffing 360 Solutions on Facebook, LinkedIn and Twitter.

Forward-Looking Statements

This press release contains forward-looking statements, which may be identified by words such as "expect," "look forward to," "anticipate" "intend," "plan," "believe," "seek," "estimate," "will," "project" or words of similar meaning. Although Staffing 360 Solutions, Inc. believes such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Actual results may vary materially from those expressed or implied by the statements herein, including the goal of achieving annualized revenues of $500 million, due to the Company’s ability to successfully raise sufficient capital on reasonable terms or at all, to consummate additional acquisitions, to successfully integrate newly acquired companies, to organically grow its business, to successfully defend potential future litigation, changes in local or national economic conditions, the ability to comply with contractual covenants, including in respect of its debt, as well as various additional risks, many of which are now unknown and generally out of the Company’s control, and which are detailed from time to time in reports filed by the Company with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

Investor Relations Contact:
Harvey Bibicoff, CEO
Bibicoff + MacInnis, Inc.
818.379.8500  harvey@bibimac.com

Staffing 360 Solutions, Inc. and Subsidiaries
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(All Amounts in Thousands)

	Q1 2019	Q1 2018
	(Unaudited)	(Unaudited)

Revenue	$ 73,829	$ 55,791

Gross Profit	$ 12,118	$ 11,581
Gross Margin	16.4%	20.8%

Net Income (Loss)	$ 229	$ (1,271)

Adjustments:
Interest expense and amortization of debt discount and deferred financing costs	$ 2,007	$ 2,077
(Benefit from) Provision for income taxes	(2)	152
Depreciation and Amortization	877	798
EBITDA	3,111	1,756

Acquisition, capital raising and other non-recurring expenses (1)	211	847
Other non-cash charges (2)	197	373
Change in fair value of warrant liability	-	(538)
Gain on settlement of deferred consideration	(847)	-
Re-measurement gain on intercompany note	(351)	(575)
Other income	(286)	(250)
Adjusted EBITDA	$ 2,035	$ 1,613
Adjusted EBITDA Margin	2.8%	2.9%

TTM Adjusted EBITDA	$ 9,429	$ 7,976

Gross Profit TTM	$ 48,841	$ 40,996

TTM Adjusted EBITDA as percentage of gross profit TTM	19.3%	19.5%

Pro Forma TTM Adjusted EBITDA (3)	$ 10,818	$ 10,340

(1) Acquisition, capital raising and other non-recurring expenses primarily relate to capital raising expenses, acquisition and integration expenses and legal expenses incurred in relation to matters outside the ordinary course of business.

(2) Other non-cash charges primarily relate to staff option and share compensation expense, expense for shares issued to directors for board services, and consideration paid for consulting services.
(3) Pro Forma TTM Adjusted EBITDA includes the Adjusted EBITDA of acquisitions for the period prior to the acquisition date.